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                                                                      EXHIBIT 12




                                 THE CHUBB CORPORATION

        COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES


                                                                                                                         Six Months
                                                                              Year Ended December 31,                       Ended
                                                              -------------------------------------------------------      June 30,
                                                              1993         1994         1995         1996        1997        1998
                                                              ----         ----         ----         ----        ----    ----------
Income from continuing operations before provision
  for income taxes ........................................  $233.7       $611.3       $837.0       $546.9      $ 974.1     $461.7

Add
    Interest expensed .....................................    62.5         77.1         82.2         76.7         63.7       10.2

    Capitalized interest amortized or expensed ............     1.7          1.7          9.9         80.8          8.8        8.2

    Portion of rents representative of the
      interest factor .....................................    28.6         26.9         26.6         26.5         27.9       14.3
                                                             ------      ------        ------       ------      --------     ------
          Income as adjusted ..............................  $326.5      $717.0        $955.7       $730.9      $1,074.5     $494.4
                                                             ======      ======        ======       ======      ========     ======
 Fixed charges:

         Interest expensed...............................    $ 62.5      $ 77.1        $ 82.2       $ 76.7      $   63.7     $ 10.2

         Capitalized interest............................      28.1        19.4          16.4         12.8           8.7       -

         Portion (one-third) of rents representative of
            the interest factor..........................      28.6        26.9          26.6         26.5          27.9       14.3
                                                             ------      ------        ------       ------      --------     ------
                 Fixed charges ..........................    $119.8      $123.4        $125.2       $116.0      $  100.3     $ 24.5
                                                             ======      ======        ======       ======      ========     ======

Ratio of consolidated earnings to fixed charges.........       2.73        5.81          7.63         6.30         10.71      20.18
                                                             ======      ======        ======       ======      ========     ======




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